Exhibit 10.1
MLA No. RX0383
MASTER LOAN AGREEMENT
THIS MASTER LOAN AGREEMENT (this “Agreement”), dated as of April 18, 2006, is between COBANK, ACB (“CoBank”) and CT COMMUNICATIONS, INC. (“Borrower”).
WHEREAS, from time to time CoBank may make loans to Borrower, and in order to reduce the amount of paperwork associated therewith, CoBank and Borrower would like to enter into a master loan agreement;
NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of CoBank making one or more loans to Borrower, CoBank and Borrower agree as follows:
Section 1. Supplements. In the event Borrower desires to borrow from CoBank and CoBank is willing to lend to Borrower, or in the event CoBank and Borrower desires to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth CoBank’s commitment to make a loan or loans (each, a “Loan” and, collectively, the “Loans”) to Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other teens and conditions applicable to the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Note and the Supplement relating to that Loan.
Section 2. Availability. Advances under the Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business (a “Business Day”) upon the telephonic or written request of an authorized employee of Borrower. Requests for advances under the Loans must be received no later than 1:00 p.m. Eastern time on the date the advance is desired or at such earlier date and time as may be specified in the relevant Supplement. Advances under the Loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as may be designated in writing by Borrower. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons designated in writing by Borrower to request advances under a Delegation and Wire and Electronic Transfer Authorization form with CoBank, so long as any funds advanced are wired to an account previously designated by Borrower.
Section 3. Notes and Payments. Borrower’s obligation to repay the loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to

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CoBank (such notes, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the “Notes”, and each a “Note”). Borrower is to make each payment which it is required to make under the terms of this Agreement, each Supplement, each Note, any Interest Rate Agreement (as hereinafter defined in this Section 3) provided by CoBank and all security and other instruments and documents relating hereto and thereto (this Agreement, the Supplements, the Notes, any Interest Rate Agreement provided by CoBank, and all such instruments and documents, including, without limitation, all security and guarantee documents described in Section 5 of this Agreement, as they may be amended, modified, supplemented, extended or restated from time to time, collectively, at any time, the “Loan Documents”) by wire transfer of immediately available funds, by check, or by automated clearing house (ACH), Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). Borrower shall give CoBank telephonic notice no later than 12:00 noon Eastern time of its intent to pay by wire. Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited on the next Business Day. Cheeks shall be mailed to CoBank, at Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (i) the day on which CoBank receives immediately available funds; or (ii) the next Business Day after receipt of the check. If any date on which a payment is due under any Loan Document is not a Business Day, then such payment shall be made on the next Business Day and such extension of time shall be included in the calculation of interest due. “Interest Rate Agreement” means any interest rate swap, hedge, cap, collar or similar agreement or arrangement, in form and content acceptable to CoBank, designed to protect Borrower against fluctuations in interest rates.
Section 4. Mandatory Repayments; Application.
(A) Insurance Proceeds. If an Event of Default has occurred and is continuing, Borrower shall repay the Loans in an amount equal to the extent that insurance proceeds in excess of $5,000,000 from any Asset Disposition are not reinvested in equipment or other assets that are used or useful in the business of Borrower or its Subsidiaries within 180 days of receipt by Borrower or its Subsidiaries of such proceeds.
“Asset Disposition” shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, by Borrower or any Subsidiary, of any of the following: (i) any of the capital stock or the ownership interest of any Subsidiary (other than to Borrower or another Subsidiary) or (ii) any or all of Borrower’s or any Subsidiary’s assets, other than (a) bona fide sales of inventory to customers for fair value in the ordinary course of business, (b) dispositions of obsolete equipment not used or useful in the business of Borrower or its Subsidiaries, or (c) sales of Cash Equivalents and other investments permitted under Subsection 9(F)(iii) and set forth on Schedule 9(F) hereto for fair value; but shall not include dispositions of assets for which all of the following conditions are met: (i) the aggregate market value of assets sold in any one transaction or series of related transactions (other than ordinary course dispositions of inventory or obsolete equipment) for any calendar year does not exceed $1,000,000 for Borrower and its Subsidiaries; (ii) the consideration received is at least equal to

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the fair market value of such assets; (iii) 75% or more of the consideration received is cash; (iv) after giving effect to the sale or other disposition of such assets, Borrower, on a consolidated basis with its Subsidiaries, is in compliance on a pro forma basis with the covenants set forth in Subsection 8(I) recomputed for the most recently ended month for which information is available; and (v) no Default or Event of Default then exists or shall result from such sale or other disposition.
“Net Proceeds” shall mean the cash proceeds received by Borrower or any Subsidiary from any Asset Disposition, (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the costs of such sale, lease, or transfer, (including taxes attributable to such sale, lease, transfer, issuance or other disposition) and (ii) amounts applied to repayment of Indebtedness (other than Indebtedness outstanding hereunder) secured by a lien on the asset or property disposed.
“Subsidiary" or “Subsidiaries” shall mean, with respect to any entity, any corporation, partnership, association, limited liability company, joint venture or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that entity or one or more Subsidiaries of that entity or any combination thereof.
(B) Repayments from Asset Dispositions. To the extent (i) Net Proceeds (other than insurance proceeds) in excess of $5,000,000 are not reinvested in equipment or other assets that are used or useful in the business of Borrower or its Subsidiaries, as applicable, or (ii) Borrower or its Subsidiaries, as applicable, have not entered into a binding agreement to purchase equipment or other assets that are used or useful in their business, in each case within 180 days of receipt by Borrower or any Subsidiary of such Net Proceeds (other than insurance proceeds) from any Asset Disposition (whether or not such Asset Disposition is permitted under Subsection 9(E) hereof without the consent of CoBank), Borrower shall repay the Loans in an amount equal to such Net Proceeds, except Net Proceeds from the sale of (i) Borrower’s or any Subsidiary’s Broadband Radio Service spectrum licenses and Educational Broadband Service spectrum lease rights to Fixed Wireless Holdings, LLC for approximately $16,000,000 (the “Spectrum Sale”), or (ii) Borrower’s or any Subsidiary’s sale, liquidation, or other distribution of interests in PMN, Inc., Palmetto MobileNet, L.P. or any related RSA partnership (the “PMN Sale”). All such repayments shall be applied in accordance with Subsection 4(C) hereof.
(C) Application of Repayments; Related Interest and Surcharge Payments. All repayments made pursuant to this Section 4 will be applied first pro rata to all term Loans, based upon the principal amount then outstanding, and then pro rata to all revolving Loans, based upon the principal amount of the Commitments (as defined in the Supplements evidencing the revolving Loans). All term Loan repayments made pursuant to this Section 4 will be applied to principal installments in the inverse order of their maturity and to such portions or Portions (as defined in the Supplements evidencing the term Loans) of the term Loans as Borrower specifies in writing or, in the absence of such direction, as CoBank specifies, and all repayments on revolving Loans will be applied to such Portions (as defined in the

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Supplements evidencing the revolving Loans) of the revolving Loans as Borrower specifies in writing or, in the absence of such direction, as CoBank specifies. All reductions provided for in this Section 4 will be in addition to any voluntary reductions and all scheduled reductions and, accordingly, may result in the termination of the Commitments prior to the Maturity Dates (as such terms are defined in the Supplements evidencing the revolving Loans). All repayments required under this Section 4 are to be accompanied by payment of all applicable Surcharges (as defined in Subsection 4(D) below) and accrued interest on the amount repaid.
(D) Prepayment and Surcharge. Borrower may (i) on one Business Day prior written notice, prepay in full or in part any Portion of the Loan accruing interest at a variable rate of interest and (ii) on three Business Days prior written notice, prepay in full or in part any Portion of the Loan accruing interest at a fixed rate option. Notwithstanding the foregoing, in connection with Borrower repaying or prepaying any amount accruing interest pursuant to a fixed rate option (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), Borrower must also pay a Surcharge as defined and calculated below.
“Surcharge” means an amount equal to the present value of any funding losses incurred by CoBank to have been incurred as a result of such prepayment for the period such amount was scheduled to have been outstanding at such fixed rate (which, if less than $0, shall be deemed to be $0), For purposes of calculating the Surcharge provided for in this Subsection 4(D), early conversion of a Portion of the Loan accruing interest pursuant to a fixed rate option so that it accrues interest at a different rate pursuant to the related Supplement shall be deemed a prepayment in full of that Portion of the Loan. Such Surcharge, including the amount of any funding losses incurred by CoBank, shall be reasonably determined and reasonably calculated in accordance with methodology established by CoBank,
Section 5. Security. Borrower’s obligations under the Loan Documents will be secured by a statutory first lien on all equity which Borrower may now own or hereafter acquire or be allocated in CoBank, and by such additional collateral as provided in the Supplements.
Section 6. Conditions Precedent.
(A) Conditions to Initial Supplement. CoBank’s obligation to extend credit under the initial Supplement is subject to the condition precedent that CoBank receives, in form and substance satisfactory to CoBank, each of the following:
1)	This Agreement, Etc. A duly executed original of this Agreement and all instruments and documents contemplated hereby.

2)	Delegation Form. A duly completed and executed original of a CoBank Delegation and Wire and Electronic Transfer Authorization form.
(B) Conditions to Each Supplement. CoBank’s obligations, if any, to extend credit under each Supplement, including the initial Supplement, is subject to the

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conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:
(1) Supplement. A duly executed original of such Supplement and all other instruments and documents contemplated by such Supplement.
(2) Evidence of Authority. Such certified board resolutions, evidence of incumbency, and other evidence that CoBank may reasonably require that such Supplement and all other instruments and documents executed in connection therewith, and, in the case of the initial Supplement, this Agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.
(3) Consents and Approvals. Such evidence as CoBank may reasonably require that all required regulatory and other consents and approvals have been obtained and are in full force and effect.
(4) Fees and Other Charges. All fees and other charges provided for herein or in such Supplement.
(5) Insurance. Such evidence as CoBank may require that Borrower and its Subsidiaries are in compliance with Subsection 8(D) of this Agreement.
(6) Opinions of Counsel. Opinions of counsel (who shall be acceptable to CoBank) to Borrower and any guarantor relating to such Supplement acceptable to CoBank.
(C) Conditions to Each Advance. CoBank’s obligation under each Supplement to make any Loan or advance to Borrower thereunder is subject to the further conditions set forth in such Supplement and the condition that no Event of Default (as defined in Section 10 of this Agreement) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”) shall have occurred and be continuing.
Section 7. Representations and Warranties. The execution by Borrower of each Supplement and each request for an advance thereunder constitutes a representation and warranty to CoBank that:
(A) Application. Each representation and warranty and all other information set forth in any application or other document submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of the Supplement or request for advance.
(B) Disclosure. No representation or warranty of Borrower contained in this Agreement, the financial statements referred to in Subsection 7(F) below, any other document, certificate or written statement furnished to CoBank by or on behalf of Borrower for use in connection with the Loan Documents contains any untrue statement of a material fact or omits

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to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.
(C) Organization; Powers; Etc. Borrower and each of its Subsidiaries (i) is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the laws of its state of incorporation, organization or formation (as applicable); (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification; (iii) has all requisite legal and corporate, partnership or limited liability company power (as applicable) to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintained all licenses, certificates, permits, authorizations, approvals, and the like which are necessary in the conduct of its business, or which may be otherwise required by law, which if not obtained and maintained, could have a Material Adverse Effect (as hereinafter defined in this Subsection 7(C)) on Borrower or its Subsidiaries, taken as a whole.
“Material Adverse Effect” when used with reference to any entity means a material adverse effect on the direct or indirect ability of such entity to perform its obligations under the Loan Documents to which it is a party.
(D) Due Authorization; No Violations; Etc. The execution and delivery by Borrower and each of its Subsidiaries of, and the performance by Borrower and each of its Subsidiaries of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate, partnership or limited liability company action (as applicable) and do not and will not (i) violate its articles or certificate of incorporation, articles or certificate of organization or articles or certificate of formation (as applicable), its bylaws, partnership agreement or operating agreement (as applicable), any provision of any law, rule or regulation, any judgment, order or ruling of any court or Governmental Authority (as hereinafter defined in this Subsection 7(D)), any agreement or any indenture, mortgage, or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their respective properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument. All actions on the part of the shareholders, partners or members (as applicable) of Borrower and its Subsidiaries necessary in connection with the execution and delivery by Borrower or its Subsidiaries of, and the performance by Borrower or its Subsidiaries of their obligations under, the Loan Documents to which it is a party have been taken and remain in full force and effect.
“Governmental Authority” means any regulatory body (including the FCC (as defined in Subsection 7(S) below), the PUC (as defined in Subsection 7(S) below) or any other state commission), administrative agency, court or other forum.
(E) Binding Agreement. Each of the Loan Documents to which Borrower or any Subsidiary is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of Borrower or such Subsidiary, enforceable against Borrower or Subsidiary in accordance with its terms, subject only to limitations on enforceability imposed by such

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(i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and (ii) general equitable principles.
(F) Financial Statements, Budgets, Projections, Etc. All financial statements of any entity submitted to CoBank in connection with, or to induce CoBank to enter into, this Agreement or any Supplement fairly and fully present the financial condition of such entity in all material respects and the results of such entity’s operations for the periods covered thereby, and are prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except, in the case of any unaudited financial statements, the omission of footnotes and, in the case of any interim financial statements, normal year-end adjustments. As of the date of such financial statements, there were no material liabilities of such entity, fixed or contingent, not reflected in such financial statements or the notes thereto. Since the date of such financial statements, there has been no material adverse change in the financial condition or operations of such entity. All budgets, projections, feasibility studies, and other documentation submitted by Borrower to CoBank in connection with, or to induce CoBank to enter into, any Supplement are based upon assumptions that are reasonable and realistic, and as of the date of any Supplement or request for advance, no fact has come to light, and no event or transaction has occurred, which would cause any such assumption not to be reasonable or realistic.
(G) Consents and Approvals. Except as set forth on Schedule 7(G) attached hereto, no consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which Borrower or any Subsidiary is a party or by which they or any of their respective property may be bound or affected, is necessary in connection with the project, acquisition or other activity being financed by such Supplement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interests granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the enforcement of or exercise of remedies under any Loan Document.
(H) Compliance. Borrower and each Subsidiary is in compliance with all of the terms of the Loan Documents to which it is a party and no Event of Default or Potential Default exists.
(I) Compliance with Laws. Except as set forth on Schedule 7(I) attached hereto, Borrower and its Subsidiaries are in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like (collectively, “Laws”), the failure to comply with which could have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(J) Environmental Compliance. Without limiting the provisions of Subsection 7(1) above, all property owned or leased by Borrower or any Subsidiary and all operations conducted by them are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.

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(K) Litigation. Except as set forth on Schedule 7(K) attached hereto, there are no pending legal, arbitration, or governmental actions or proceedings to which Borrower or its Subsidiaries is a party or to which any of their respective properties are subject which, if adversely determined, could have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole, and to the best of Borrower’s knowledge, no such actions or proceedings are threatened or contemplated.
(L) Principal Place of Business; Records. The principal place of business and chief executive office of Borrower and the place where the records required by Subsection 8(F) of this Agreement are kept is at the address of Borrower shown in Section 15 of this Agreement.
(M) Employee Labor Matters. Except as set forth on Schedule 7(M) attached hereto, neither Borrower, its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (ii) no petition for certification or union election is pending with respect to the employees of any such entity and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such entity and (iii) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower or its Subsidiaries after due inquiry, threatened between any such entity and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(N) Employee Benefit Plans. Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole,
(O) Taxes. Except as set forth on Schedule 7(0) attached hereto, Borrower and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns that are required to be filed, and has paid and shall continue to pay when due all taxes as shown on such returns, and has paid and shall continue to pay when due all other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on Borrower’s or its Subsidiaries’ books therefor.
(P) Investment Company Act; Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is an “investment company” as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940, as amended. No Borrower or any Subsidiary is a “holding company” as that term is defined in, or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
(Q) Use of Proceeds. The funds to be borrowed under this Agreement and each Supplement will be used only as contemplated thereby. No part of such funds will be used

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to purchase any “margin securities” or otherwise in violation of the regulations of the Federal Reserve System.
(R) Subsidiaries. Borrower has no Subsidiaries other than as set forth on Schedule 7(R) to this Agreement. Borrower or one of its Subsidiaries is the registered and beneficial owner of the specified percentage of the shares of issued and outstanding capital stock or other equity interests of each of the Subsidiaries as set forth on Schedule 7(R), which stock and other equity interests are owned free and clear of all liens, warrants, options, rights to purchase, rights of first refusal and other interests of any person other than CoBank. The stock or other equity interests of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable.
(S) Licenses; Permits; Etc. Borrower and its Subsidiaries are the valid holders of all franchises, licenses, certificates, permits, authorizations, approvals and the like which are material to the conduct of their business or which may be required by law, including, without limitation, all licenses and permits of the Federal Communications Commission (the “FCC”), the North Carolina Utilities Commission (the “PUC”) and the public utility commission of any other states in which Borrower or any Subsidiary operates, and all such franchises, licenses, certificates, permits, authorizations, approvals, and the like are in full force and effect.
(T) Credit Agreements, Etc. Set forth on Schedule 7(T) hereto is a complete and correct list of all loan agreements, incentives, guarantees, Capital Leases (as defined in Subsection 8(I)(l) of this Agreement), and other credit agreements (including agreements for the issuance of letters of credit) in effect on the date of this Agreement in respect of which Borrower or its Subsidiaries are in any manner directly or contingently obligated.
(U) Title to Properties. Borrower and each Subsidiary has such title or leasehold interest in and to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its personal property, including those reflected on the financial statements of Borrower delivered pursuant to Subsection 8(H) of this Agreement, except those which have been disposed of by Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
(V) Material Contracts, Borrower and each Subsidiary has performed all of its material obligations under all Material Contracts and, to the best knowledge of Borrower, each other party thereto is in compliance with each such Material Contract (as hereafter defined in this Subsection 7(V). Each such Material Contract is in full force and effect in accordance with the terms thereof. Borrower has made available a true and complete copy of each such Material Contract for inspection by CoBank.
“Material Contract” means (a) any written contract or any other agreement of Borrower or any Subsidiary involving monetary liability of or to any such person in an amount in excess of $2,000,000 per annum and (b) any other written contract or agreement of Borrower or any Subsidiary the failure to comply with which could reasonably be expected to have a Material

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Adverse Effect on Borrower or its Subsidiaries; provided, however, that any contract or agreement which is terminable by a party other than Borrower or any Subsidiary without cause upon notice of 95 days or less shall not be considered a Material Contract.
(W) Intellectual Property. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole, Borrower and each Subsidiary owns, or possesses through valid licensing arrangements, the right to use all patents, copyrights, trademarks, trade names, service marks, technology knowhow and processes used in or necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights. Neither Borrower nor any Subsidiary has been threatened with any litigation regarding Intellectual Property Rights that would present a material impediment to the business of any such person.
(X) Liens. The property of Borrower and its Subsidiaries is subject to no lien, security interest or other encumbrance except as permitted pursuant to Subsection 9(B) of this Agreement.
Section 8. Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, Borrower will, and will cause each of its Subsidiaries to:
(A) Existence, Licenses. Etc. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation, organization or formation (as applicable); (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required by applicable Laws, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect on Borrower and its Subsidiaries, taken as a whole; and (iii) obtain and maintain all licenses, franchises, certificates, permits, authorizations, approvals and the like, which if not obtained and maintained, could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(B) Compliance with Laws and Agreements. Comply in all material respects with (i) all Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiaries, taken as a whole, and (ii) all agreements, indentures, mortgages, and other instruments to which Borrower or any Subsidiary is a party or by which it or any of its property is bound, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(C) Compliance with Environmental Laws. Without limiting the provisions of Subsection 8(B) above, comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws

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relating to environmental protection, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(D) Insurance. Maintain insurance with insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated. Such proceeds shall be applied, to the extent applicable, as provided in the Loan Documents. At CoBank’s request, Borrower agrees to deliver to CoBank such proof of compliance with this Subsection 8(D) as CoBank may require.
(E) Property Maintenance. Maintain and preserve all of its property that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable Laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at CoBank’s request, Borrower will furnish to CoBank a report on the condition of Borrower’s and its Subsidiaries’ property prepared by a professional engineer satisfactory to CoBank.
(F) Books and Records. Keep adequate records and books of account in which complete and accurate entries will be made in accordance with GAAP consistently applied.
(G) Inspection. Permit CoBank or its representatives, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine Borrower’s and its Subsidiaries’ properties, books, and records, and to discuss Borrower’s or any of its Subsidiaries’ affairs, finances, and accounts, with Borrower’s or any Subsidiary’s officers, directors, employees, and independent certified public accountants. Such inspection right shall be limited to one time per year, unless an Event of Default shall have occurred and be continuing.
(H) Reports and Notices. Furnish, or cause to be furnished, to CoBank:
(1) Annual Financial Statements. As soon as available, but in no event later than 90 days after the end of each fiscal year of Borrower occurring during the term hereof, annual consolidated financial statements of Borrower, prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by Borrower’s independent registered public accounting firm (ii) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity, a consolidated statement of cash flows, and all notes and schedules relating thereto.

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(2) Quarterly Financial Statements. As soon as available but in no event later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, and (ii) include a consolidated balance sheet, a consolidated statement of income for such quarter and for the period year-to-date.
(3) Budgets. As soon as reasonably available, but in no event later than 30 days after the first day of each fiscal year of Borrower occurring during the term hereof, consolidated operating and capital assets budgets of Borrower and any Subsidiaries for such fiscal year.
(4) Notice of Default. Promptly after becoming aware thereof, notice of (i) the occurrence of any Potential Default or Event of Default under any of the Loan Documents; and (ii) the occurrence of any breach, default, event of default, or other event or occurrence of any other condition which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any Material Contract (other than the Loan Documents) to which it is a party or by which it or any of its property is bound or affected; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.
(5) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting Borrower or any Subsidiaries which, if determined adversely, could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(6) Notice of Environmental Litigation. Without limiting the provisions of Subsection 8(H)(5) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole and (i) that may require Borrower or any Subsidiary to undertake or to contribute to a cleanup or other response under all Laws relating to environmental protection, or (ii) which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

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(7) Regulatory and Other Notices. Promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by Borrower or any Subsidiary from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by Borrower or any of its Subsidiaries with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiary, taken as a whole.
(8) Material Adverse Change. Promptly after becoming aware thereof, notice of any matter which has had or could reasonably be expected to have a Material Adverse Effect on Borrower or its Subsidiaries, taken as a whole.
(9) Compliance Certificates. Concurrently with each statement required to be furnished pursuant to Subsection 8(H)(I) or Subsection 8(H)(2) above, a compliance certificate in the form attached hereto as Exhibit A executed by the chief executive officer or chief financial officer of Borrower.
(10) ERISA Reportable Events. Within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to Borrower or any Subsidiary, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event.
(11) PUC Approval. No later than 30 days after receipt by Borrower or any Subsidiary, such Borrower or Subsidiary shall provide to CoBank copies of all approvals, authorizations, consents, and notices of fines or violations or other similar negative communications that could reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiary, between such Borrower or Subsidiary and the PUC with respect to this Agreement, any Supplement and the Loans.
(12) Other Information, Such other information regarding the condition, financial or otherwise, or operations of Borrower or any Subsidiary as CoBank may, from time to time, reasonably request.
(I) Financial Covenants. All of the following financial covenants shall, except as expressly provided otherwise, be calculated on the basis of financial statements prepared in accordance with GAAP consistently applied:
(1) Total Leverage Ratio. Borrower shall maintain at all times during the periods identified below, measured and reported on a consolidated basis as of the last day of each fiscal quarter of Borrower (each, a “Quarterly Date”) and maintained through the next measurement date, a Total Leverage Ratio (as hereinafter defined in this Subsection 8(I)(I) not to exceed 3.0:1.0.

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“Total Leverage Ratio” means the ratio of Indebtedness (as hereinafter defined in this Subsection 8(I)(l) on the Quarterly Date to EBITDA (as hereinafter defined in this Subsection 8(I)(1)) for the then most recently completed four fiscal quarters.
“Indebtedness” means without duplication (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services on terms customary in the trade and not outstanding more than 90 days unless contested in good faith, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances or other instruments, (v) net termination obligations under Interest Rate Agreements, calculated as of any date of calculation as if such agreements or arrangements were terminated as of such date, (vi) that portion of any obligation with respect to leases of real or personal property which is required to be capitalized under GAAP or which is treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP (each a “Capital Lease”), obligations with respect to principal under guarantees and other contingent obligations with respect to the payment of money, whether or not due and payable, and the capital amount appearing on the consolidated balance sheet with respect to any synthetic lease, tax retention operating lease or similar transaction.
“EBITDA” (i) means the sum of (a) operating revenues minus operating expenses, plus (b) depreciation and amortization expense, and all other non-cash items, and (ii) will be adjusted to give effect to any acquisition, sale or other disposition, directly or through a Subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.
(2) Equity to Assets Ratio. Borrower shall maintain at all times, measured and reported on a consolidated basis as of each Quarterly Date, an Equity to Assets Ratio (as hereinafter defined in this Subsection 8(I)(2)) of no less than 0.40:1.0.
“Equity to Assets Ratio” means the ratio derived by dividing (i) Equity by (ii) total assets. “Equity” means (i) total assets minus (ii) total liabilities.
(J) Capital. Acquire non-voting participation certificates in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that Borrower may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such non-voting participation certificates and any patronage or other distributions made by CoBank shall be governed by COBank’s Bylaws.

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Section 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect Borrower will not and will cause its Subsidiaries not to:
(A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any Indebtedness except for (i) obligations to CoBank, (ii) Indebtedness incurred in connection with an Interest Rate Agreement; (iii) contingent obligations permitted by Subsection 9(C); (iv) Indebtedness under purchase money security agreements, Capital Leases and unsecured Indebtedness in an amount not to exceed $10,000,000 in the aggregate at any one time; (v) Indebtedness which is expressly subordinate in right of payment to the Loans hereunder on terms and conditions satisfactory to CoBank in its sole discretion; and (vi) Indebtedness described on Schedule 9(A) hereto (Subsections 9(A)(i) through (vi) collectively, the “Permitted Indebtedness”); provided, that none of the Permitted Indebtedness shall (X) restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of Borrower to make any payment to Borrower or any Subsidiary (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling Borrower to pay the Obligations, or (Y) contain any covenants more restrictive than any in Sections 8 or 9.
(B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments or other governmental charges (excluding any lien imposed pursuant to any provisions of applicable environmental laws) not yet due and payable or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired unless the same are being diligently contested in good faith and by appropriate proceedings and then only if and to the extent that adequate reserves therefor are maintained in accordance with GAAP; (iii) statutory liens of landlords, carriers, depository institutions, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; (iv) liens incurred or deposits made in the ordinary course of business in connection with workers‘ compensation, unemployment insurance and other types of social security (other than any lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder), or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (v) deposits, in an aggregate amount not to exceed $500,000, made in the ordinary course of business to secure liability to insurance carriers; (vi) any attachment or judgment lien not constituting an Event of Default under Subsection 10(H); (vii) easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of the business of Borrower or any of its Subsidiaries; (viii) liens securing purchase money security agreements and Capital Leases permitted under Subsection 9(A)(iv), provided that such liens are created substantially simultaneously with the acquisition or lease of the related asset, do not encumber any property other than the items purchased with the proceeds of

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such Indebtedness or leased pursuant to such Indebtedness and such liens do not secure any amounts other than amounts necessary to purchase or lease such items; (ix) liens securing subordinated Indebtedness to the extent permitted under Subsection 9(A)(v), provided that such liens are expressly subordinate to any lien in favor of CoBank, granted hereunder on terms satisfactory to CoBank in its sole discretion; and (x) the claims of customers of Borrower on deposits made by such customers in connection with the purchase of goods or services from Borrower.
(C) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity greater than $1,000,000, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s or any Subsidiary’s business.
(D) Fundamental Changes. Merge or consolidate with any other entity.
(E) Disposal of Assets or Subsidiary Stock. Borrower will not and will not permit any Subsidiary directly or indirectly to: convey, sell, lease (including, without limitation, a lease and leaseback transaction), sublease, transfer or otherwise dispose of, or grant any entity an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any such Subsidiary whether now owned or hereafter acquired, except for (i) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business, (ii) fair market value sales of Cash Equivalents, (iii) the transfer, sale, lease, assignment or other disposition of assets to Borrower or any wholly-owned Subsidiary of Borrower, (iv) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, (v) the lease or sublease of property in the ordinary course of business, (vi) the Spectrum Sale, (vii) the PMN Sale, and (viii) all other dispositions of assets if all of the following conditions are met: (a) the aggregate market value of assets sold in any one transaction or series of related transaction for any calendar year does not exceed $5,000,000 for Borrower and any Subsidiaries; (b) the consideration received is at least equal to the fair market value of such assets; (c) the sole consideration received is cash; (d) after giving effect to the sale or other disposition of such assets, Borrower, on a consolidated basis with any Subsidiary, is in compliance on a pro forma basis with the covenants set forth in Subsection 8(1) recomputed for the most recently ended month for which information is available; and (e) no Default or Event of Default then exists or shall result from such sale or other disposition.
(F) Investments. Borrower will not and will not permit any Subsidiary directly or indirectly to make or own any Investment in any entity except: (i) Borrower and any Subsidiary may make and own Investments in Cash Equivalents; (ii) equities in CoBank; (iii) Investments not otherwise permitted by this Subsection 9(F) in a Subsidiary of Borrower, and the other existing loans, advances and Investments not otherwise permitted by this Subsection 9(F) described on Schedule 9(F); (iv) Permitted Acquisitions (as defined herein); (v) loans,

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advances and any other investments by any Borrower or any Subsidiary thereof in any other entity in an aggregate amount not to exceed $5,000,000 during any fiscal year of Borrower; provided, however, that any portion of such $5,000,000 not used in any such fiscal year of Borrower may be applied to the next succeeding fiscal year or years on a cumulative basis.
“Investments” means (i) any direct or indirect purchase or other acquisition by Borrower or any Subsidiary of any beneficial interest in, including stock, partnership interest or other equity securities of, any other entity, other than trade associations and similar organizations purchased or acquired in the ordinary course of business; and (ii) any direct or indirect loan, advance, guarantee, assumption of liability or other obligation of liability, or capital contribution by Borrower or any Subsidiary to any other entity, including all indebtedness and accounts receivable from that other entity that are not current assets or did not arise from sales to that other entity in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-I from Standard & Poor’s Rating Service or at least P-I from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; and (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution.
“Permitted Acquisitions” means Investments by Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) which are consummated in accordance with the following requirements: (i) the acquired entity shall be engaged in and substantially all of the acquired assets shall be utilized in a similar line of business as Borrower or any Subsidiary, unless otherwise approved in writing by CoBank, (ii) no Default or Event of Default shall have occurred and be continuing or be created by the relevant Permitted Acquisition, (iii) for any single Permitted Acquisition, or series of related Permitted Acquisitions, having an aggregate consideration equal to or in excess of $ I0,000,000 during any fiscal year of Borrower, (A) the Borrower shall deliver a certificate to CoBank, in form and substance reasonably satisfactory to CoBank, demonstrating pro forma compliance with the financial covenants set forth in Subsection 8(I) and the other terms of the Loan Documents prior to the closing of such Permitted Acquisition, (B) a description of the relevant Permitted

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Acquisition in reasonable detail and the corresponding documentation shall be furnished by the Borrower to CoBank at least ten (10) Business Days prior to the closing date thereof (to be followed by any changed pages and fully executed copies promptly after the creation thereof) and (C) the Borrower shall have received the prior written approval of CoBank.
(G) Change in Business. Engage in any business activity or operation that is not similar to or a logical extension of Borrower’s or any Subsidiary’s present business activities and operations.
(H) Fiscal Year. Change its or their fiscal year from a fiscal year ending on December 31 of each year.
(I) Disposition of Licenses. Except for the Spectrum Sale, sell, assign, transfer or otherwise dispose of, or attempt to dispose of, in any way, any franchise, license, certificates, permits, authorization, approvals and the like which may be required by law or which are material to the conduct of its business, the disposition of which could reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiary, taken as a whole.
(J) Dividends and Other Distributions. Directly or indirectly declare, order, pay, make or set apart any sum for any dividend or any other distribution of assets to its shareholders or retire, redeem, purchase or otherwise acquire for value any capital stock or other ownership interest in Borrower; provided, however, that (i) Borrower or any Subsidiary thereof may pay dividends in shares of its own capital stock; (ii) any Subsidiary may pay dividends or make distribution to Borrower; (iii) Borrower may pay cash dividends to its equity holders; provided that (a) such dividends shall not exceed in any fiscal year 100% of Borrower’s immediately prior three-year average consolidated net income, determined in accordance with GAAP, and (b) Borrower shall have delivered to CoBank evidence reasonably satisfactory thereto demonstrating compliance with Subsection 8(I) hereof both before and after giving effect to such dividend payment; (iv) Borrower may redeem all or any portion of its preferred stock; and (v) Borrower may purchase its outstanding shares of common stock.
(K) Transactions with Affiliates. Directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, other than Borrower, or with any director, officer or employee of Borrower or any Affiliate, except (i) as set forth on Schedule 9(K); (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or such Subsidiary and upon fair and reasonable terms which are fully disclosed to Lenders and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a entity that is not an Affiliate; or (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of CoBank no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Default or Event of Default.

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“Affiliate” means any person or entity: (i) directly or indirectly controlling, controlled by, or under common control with, Borrower or any Subsidiary; (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower or any Subsidiary; or (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower or any Subsidiary, provided that the beneficial, and not the legal, holder of title to any equity interest in Borrower or any Subsidiary shall be deemed an Affiliate. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.
(L) Negative Pledge to Other Entities. Directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any lien upon its or their properties or assets, whether now owned or hereafter acquired or which has any covenant more restrictive than any in Sections 8 or 9.
(M) Amendments: Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted under Subsection 9(A)(v) other than administrative or immaterial amendments or modifications not detrimental to CoBank, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any such Indebtedness.
Section 10. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement.
(A) Payment Default. Borrower should (i) fail for 5 days to make any payment to CoBank when due hereunder, under any Note, any Supplement or under any other Loan Document to which it is a party, or (ii) should fail to make any investment in CoBank required to be made hereunder when due.
(B) Representations and Warranties. Any opinion, certificate or like document furnished to CoBank by or on behalf of Borrower or any Subsidiary, or any representation or warranty made herein, in any Note, any Supplement or in any other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.
(C) Certain Affirmative Covenants. Borrower should fail to perform or comply with any covenant set forth in Section 8 of this Agreement (other than Subsection 8(H)(4) through Subsection 8(H)(8) and Subsection 8(1)) and such failure continues for 30 days after written notice thereof shall have been delivered by CoBank to Borrower.
(D) Other Covenants and Agreements. Borrower should fail to perform or comply with Subsection 8(H)(4) through Subsection 8(H)(8), Subsection 8(I), or any other

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covenant or agreement contained in this Agreement or in any other Loan Document or should use the proceeds of any Loan for an unauthorized purpose.
(E) Cross-Default. (i) The occurrence of a breach, default or event of default under any other Loan Document, (ii) the failure, after any applicable grace period, on the part of Borrower or any other entity that is a party to any other Loan Document, other than CoBank, to observe, keep or perform any covenant or agreement contained in such other Loan Document, or (iii) the failure, after any applicable grace period, on the part of Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder to observe, keep or perform any covenant or agreement contained in any agreement (other than the Loan Documents) between such entity and CoBank, including, without limitation, any guaranty, loan agreement, security agreement, mortgage, deed to secure debt, or deed of trust.
(F) Other Indebtedness. (i) Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease) or (ii) any other event occurs under any agreement or instrument relating to such indebtedness or obligation, which in the case of either of the foregoing subsections (i) or (ii) has the effect of accelerating or permitting the acceleration of such indebtedness or obligation having an aggregate principal amount for Borrower or any Subsidiary in excess of $1,000,000, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.
(G) Governmental Liens. Any lien, levy or assessment (other than Permitted Encumbrances) is filed or recorded with respect to or otherwise imposed upon all or any material part of the assets of Borrower or any Subsidiary by the United States or any department or instrumentality thereof or by any state, county, municipality or other Governmental Authority, in each case, except where Borrower or any Subsidiary is not material to the operations of Borrower and its Subsidiaries on a consolidated basis.
(H) Judgments. A judgment, decree, or order for the payment of money in excess of $1,000,000 should be rendered against Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder and either: (i) enforcement proceedings should have been commenced; (ii) a lien prohibited under Subsection 9(B) of this Agreement shall have been obtained; or (iii) such judgment, decree, or order should continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.
(I) Insolvency, Etc. Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder should: (i) become insolvent or should generally not, or should be unable to, or should admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv)

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commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction, which, in the case of a proceeding commenced against Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder, is not dismissed within 45 days.
(J) Material Adverse Change. Any event, change or condition not referred to elsewhere in this Section 10 should occur which results in a Material Adverse Effect on Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder.
(K) Guarantees, Etc. Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with Borrower’s obligations hereunder and under any Supplement and Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (individually or collectively, the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsection 10(F) through Subsection 10(I) hereof shall occur with respect to the Guarantor or the Guarantor shall die or be determined to be legally incompetent.
(L) Security. Any security agreement or other agreement executed by Borrower or any other entity (other than CoBank) intended to create a valid and perfected lien, security interest or security title in property as described herein or in a Supplement shall for any reason (other than upon payment in full of the obligations secured thereby) fail (i) to create a valid and perfected lien, security interest, or security title (subject only to such exceptions as are therein permitted) as contemplated herein or by the Supplement, (ii) to secure thereunder the obligations purported to be secured thereby, or (iii) to have the intended priority as contemplated by the Loan Documents. Any guaranty described herein or in a Supplement as guaranteeing the obligations of Borrower hereunder shall fail for any reason to be the valid and binding obligation of the guarantor (other than upon payment in full of the obligations guaranteed thereby), or the guarantor should in any way contest or dispute the validity and binding effect of any such guaranty.
(M) ERISA Pension Plans. (i) Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the Internal Revenue Code of 1986, as amended from time to time and all rules promulgated thereunder, and any successor statute and regulations (the “IRC”), are required to pay as contributions thereto, and such failure results in or could reasonably be expected to have a Material Adverse Effect on such entity; or (ii) an accumulated funding deficiency occurs or exists whether or not waived, with respect to any such employee benefit plans; or (iii) any employee benefit plan of Borrower or any Subsidiary or any guarantor of Borrower’s obligations hereunder loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect on such entity.

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(N) Licenses and Permits. (i) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on Borrower, or (ii) any regulatory or Governmental Authority replaces the management of Borrower or any Subsidiary or assumes control over Borrower or such Subsidiary.
(O) Material Contracts. Borrower should breach or be in default under a Material Contract in any material respect, unless the existence of such breach or default is being contested by Borrower in good faith by appropriate proceedings and Borrower has made adequate reserves on its books as required by GAAP.
Section 11. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend or continue to extend credit to Borrower under any Note or any Supplement and may discontinue doing so at any time without prior notice. Upon the occurrence of an Event of Default under Subsection 10(I) of this Agreement, the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Notes, all Supplements and all other Loan Documents and all other agreements between CoBank and Borrower shall become immediately due and payable without protest, presentment, demand or further notice of any kind, all of which are hereby expressly waived by Borrower. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may:
(A) Termination and Acceleration. Terminate any commitment and declare the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Notes and Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by Borrower.
(B) Enforcement. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document or under applicable Laws. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against Borrower’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for Borrower’s account (whether or not such balances are then due).
(C) Application of Funds. Apply all payments received by it to Borrower’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided that any payments received from any guarantor shall only be applied against obligations guaranteed by such guarantor.

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(D) Default Rate of Interest. In addition to the rights and remedies set forth above and notwithstanding any Supplement: (i) if Borrower fail to make any payment to CoBank when due (including, without limitation, any purchase of equity of CoBank when required), then at CoBank’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment, (ii) upon the occurrence and during the continuance of an Event of Default, at CoBank‘s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as CoBank shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note and the applicable Supplement and (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note and the applicable Supplement. All interest provided for herein shall be payable on demand and shall be calculated from the date any such payment was due to the date paid on the basis of a year consisting of 360 days.
Once CoBank has commenced the exercising of remedies pursuant to this Section 11 or any other Loan Documents upon the occurrence of an Event of Default, CoBank may proceed with the exercising of such remedies notwithstanding any curative action by Borrower.
Section 12. Complete Agreement; Amendments. This Agreement, the Notes, the Supplements and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by Borrower herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Notes and all Supplements hereto. Each Note and each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Note or any Supplement (or in any amendment to this Agreement or any Note or any Supplement) and not otherwise defined in the Note or the Supplement (or amendment) shall have the meaning set forth herein.
Section 13. Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of Borrower. In the event the parties desire to do so under the terms of this Agreement, such extensions of credit may be set forth in a Note or a Supplement and this Agreement shall be applicable thereto.
Section 14. Applicable Law. Except to the extent governed by applicable federal law, this Agreement, each Note and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine,

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Section 15. Notices. All notices hereunder or under any Note or any Supplement shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by facsimile transmission (electronic confirmation received), or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows:	If to Borrower, as follows:

CoBank, ACB	CT Communications, Inc.
900 Circle Parkway	1000 Progress Place, NE
Suite 1400	P.O. Box 227
Atlanta, Georgia 30339	Concord, North Carolina 28026-0227
Attn: Communications and Energy	Attn: Chief Financial Officer
Banking Group	Fax No.: 704-722-2558
Fax No.: 770-618-3202

With copy to:

CoBank
5500 S. Quebec Street
Greenwood Village, Colorado 80111
Attn: Communications and Energy Banking Group
Fax No.: 303-224-2718
Section 16. Costs, Expenses and Taxes. To the extent allowed by law, Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank in connection with the origination, negotiation, documentation, administration, amendment, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, and releasing any security for Borrower’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this Agreement or any other Loan Document or the recording hereof or thereof.
Section 17. Effectiveness and Severability. This Agreement shall continue in effect until: (i) all indebtedness and obligations of Borrower under this Agreement, all Notes, all Supplements and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of Borrower under any Note or any Supplement; and (iii) either party sends written notice to the other terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

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Section 18. Regulatory Approvals. Upon any action by CoBank to commence the exercise of remedies hereunder, or under the Note, the Supplements or other Loan Documents, Borrower hereby undertakes and agrees on behalf of itself and its Subsidiaries to cooperate and join with CoBank, and cause its Subsidiaries to cooperate and join with CoBank, in any application to any Governmental Authority with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of Borrower or such Subsidiary before such Governmental Authority, in each case in support of any such application made by CoBank, and neither Borrower nor any of its Subsidiaries shall directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.
Section 19. Successors and Assigns. This Agreement, each Note, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and CoBank and their respective successors and assigns, except that neither party may assign or transfer its rights or obligations under this Agreement, any Note, any Supplement or any other Loan Document without the prior written consent of the other party.
Section 20. Consent to Jurisdiction. To the maximum extent permitted by law, Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the State of Colorado, or of the United States of America for the District of Colorado, all as CoBank may elect. By execution of this Agreement, Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction or to serve process in any manner permitted or required by law.
Section 21. Waiver of Jury Trial. BORROWER AND COBANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY NOTE, ANY SUPPLEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND COBANK ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND COBANK FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

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CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BORROWER AND COBANK ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COBANK.
Section 22. Counterparts. This Agreement, each Note, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.
Section 23. Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement and any Note and any Supplement. However, no such participation shall relieve CoBank of any commitment made to Borrower hereunder. In connection with the foregoing, CoBank may disclose information concerning Borrower, any Subsidiary and any guarantor of Borrower’s obligation hereunder and under such Note and such Supplement, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. CoBank agrees that all loans that are made by CoBank and that are retained for its own account and are not included in a sale of a participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution. Accordingly, all loans that are included in a sale of a participation interest shall not be entitled to patronage distributions. A sale of a participation interest may include certain voting rights of the participants regarding the Loan hereunder (including, without limitation, the administration, servicing and enforcement thereof). CoBank agrees to give written notification to Borrower of any sale of a participation interest.
Section 24. Confidentiality. CoBank agrees to hold any confidential information that it may receive from Borrower or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure: (i) on a confidential basis, as necessary or appropriate, to directors, officers, employees, agents or legal counsel, independent public accountants and other professional advisors of CoBank; (ii) to regulatory officials having jurisdiction over CoBank; (iii) as required by applicable Law or legal process or (iv) in connection with any legal proceeding between CoBank and Borrower or any of its Subsidiaries (provided that, in the event CoBank is so required to disclose such confidential information pursuant to clauses (iii) or (iv) of this Subsection 24, CoBank shall promptly notify Borrower so that Borrower or any of its Subsidiaries may seek, at its sole cost and expense, a protective order or other appropriate remedy); and (v) to another person in connection with a disposition or proposed disposition to that person of all or part of CoBank’s interests hereunder or a participation interest in a Loan,

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provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Subsection 24. For purposes of the foregoing, “confidential information” shall mean all information respecting Borrower or any of its Subsidiaries, other than (A) information previously filed by Borrower or any of its Subsidiaries with any Governmental Authority and available to the public, (B) information previously published in any public medium from a source other than, directly or indirectly, CoBank and (C) information obtained by CoBank from a source independent of Borrower or its Subsidiaries that is not under any obligation of confidentiality to Borrower or any of its Subsidiaries.
Section 25. Refinancing of Term Loan. Notwithstanding anything herein, Borrower may at any time refinance Loan No. RX0383-T2 under the Second Supplement to Master Loan Agreement dated as of even date herewith, pursuant to a new unsecured term loan from either CoBank or a third party.
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Master Loan Agreement/CT Communications, Inc.
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IN WITNESS WHEREOF, Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by its respective duly authorized officer as of the date first shown above.

[CORPORATE SEAL]	CT COMMUNICATIONS, INC.

	By:	/s/ Michael R. Coltrane

Michael R. Coltrane
President and Chief Executive Officer
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Master Loan Agreement/CT Communications, Inc.
MLA No. RX 0383
[Signatures Continued from Previous Page]

COBANK, ACB

By:	/s/ Kurt Morris

Kurt Morris Vice President

Loan No. RXO383-T1
FIRST SUPPLEMENT TO MASTER LOAN AGREEMENT
This FIRST SUPPLEMENT TO MASTER LOAN AGREEMENT (this "First Supplement”), dated as of April 18, 2006, is between COBANK, ACB (“CoBank”) and CT COMMUNICATIONS, INC. (“Borrower”), and supplements that certain Master Loan Agreement, dated as of even date herewith, by and between CoBank and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the (“MLA”)). Capitalized terms used and not otherwise defined in this First Supplement shall have the meanings assigned to them in the MLA.
SECTION 1. The Revolving Loan Commitment. On the terms and conditions set forth in the MLA and this First Supplement, CoBank agrees to make a loan to Borrower (the “Loan”), by means of one or more advances, during the Availability Period (as defined in Section 3 hereof) in an aggregate principal amount outstanding at any one time not to exceed $40,000,000 (the “Commitment”). The Commitment shall expire at 12:00 noon Eastern time on the Business Day immediately preceding March 31, 2011 (the “Maturity Date”). Under the Commitment, amounts borrowed and later prepaid may be reborrowed.
SECTION 2. Purpose. The proceeds of the Loan shall be used by Borrower (i) for working capital, capital expenditures and other general corporate purposes, and (ii) pay fees and other costs and expenses associated with obtaining the Loan. Borrower agrees that the proceeds of the Loan shall be used only for the purposes set forth in this Section 2.
SECTION 3. Availability. Subject to Section 2 of the MLA and Section 9 hereof, during the period commencing on the date on which all conditions precedent to the Loan are satisfied (the “Closing Date”) and ending on the Business Day immediately preceding the Maturity Date (the “Availability Period”), advances under the Loan will be made as provided in the MLA; provided, however, that with respect to any advance to be subject to a “fixed rate option” (Subsections 4(A)(2) and 4(A)(3) hereof), a request for such advance must be received no later than 12:00 noon Eastern time three Business Days or three Banking Days (as defined in Subsection 4(A)(3) hereof), as applicable, prior to the day such advance is desired.
SECTION 4. Interest.
(A) Rate Options; Etc. The unpaid principal balance of each advance under the Loan shall accrue interest at the rate or rates determined or selected by Borrower in accordance with this Subsection 4(A).
(1) Base Rate Option. As to any portion of the unpaid principal balance of the Loan selected by Borrower (any such portion, and any portion selected pursuant to Subsections 4(A)(2) or 4(A)(3) of this First Supplement, is hereinafter referred to as a “Portion” of the Loan), interest shall accrue pursuant to this base rate option (a) at a variable annual interest rate equal, on any day, to the higher of (i) the Prime Rate (as

First Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T1
hereinafter defined) or (ii) the sum of the Federal Funds Rate (as hereinafter defined) plus 0.50% (such base rate of interest, the “Base Rate”). The term “Prime Rate” shall mean a base rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent, the term “Prime Rate” shall be determined by reference to such other regularly published prime rate based upon any averaging of such 30 banks, as CoBank shall determine, or if no such published average prime rate is available, then the term “Prime Rate” shall mean a variable rate of interest per annum as determined by CoBank equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate announced from time to time by any of Bankers Trust Company and Citibank as selected by CoBank (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank). The “Prime Rate” shall change on a date established by CoBank as the effective date of any change therein and CoBank agrees to notify Borrower of any such change. The term “Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with partners of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to CoBank on such day on such transactions as determined by CoBank.
(2) Quoted Rate Option. Subject to Subsections 4(A)(4) and (5) below, as to any Portion or Portions of the Loan selected by Borrower, interest shall accrue pursuant to this quoted rate option at a fixed annual interest rate (the “Quoted Rate”) to be quoted by CoBank in its sole and absolute discretion. Under this option, the interest rate on such Portion or Portions of the Loan, may be fixed for such Interest Periods (as defined in Subsection 4(A)(3) below) as may be agreeable to CoBank in its sole and absolute discretion in each instance; provided, however, that (i) such Interest Period shall be for a minimum of one year and shall not extend beyond the Maturity Date (as defined in Section 6 hereof), (ii) such Interest Period may only expire on a Business Day, (iii) amounts fixed shall be in increments of $2,000,000 or any whole multiple of $500,000 in excess thereof, and (iv) the Quoted Rate Option shall not be available with respect to new advances during the continuance of any Event of Default.
(3) LIBOR Option. Subject to Subsections 4(A)(4) and (5) below, as to any Portion or Portions of the Loan selected by Borrower, interest shall accrue pursuant to this LIBOR option at a fixed rate per annum equal to LIBOR (as hereinafter defined) plus

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a margin (“LIBOR Margin”) equal to the percentage determined from time to time in accordance with Subsection 4(B) hereof. Under this option: (i) rates may be fixed on such Portion or Portions of the Loan in minimum principal amounts of $2,000,000 or any whole multiple of $500,000 in excess thereof; (ii) rates may be fixed for Interest Periods (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months, as selected by Borrower; and (iii) rates may only be fixed on a Banking Day (as hereinafter defined) or, at the option of Borrower, on three Banking Days’ prior notice. “LIBOR” means the rate (rounded upward to the nearest sixteenth and adjusted for reserved required on Eurocurrency Liabilities (as hereinafter defined) for banks subject to FRB Regulation D {as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BSA”) at 11:00 a.m. London time three Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by Borrower, as published by Bloomberg or another major information vendor listed on BBA’s official website. “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. “Interest Period” shall mean the time period chosen by Borrower during which the chosen fixed rate is to apply to a Portion of the Loan, which period commences on the day Borrower elects to fix a rate under Subsection 4(A)(2) above or this Subsection 4(A)(3) (or, at the option of Borrower, three Banking Days later), The Interest Period for Portions accruing interest at the LIBOR option rate shall end on the day in the next calendar month or in the month that is 2, 3, 6, 9 or 12 months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that: (a) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (b) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month. No Interest Period shall extend beyond the Maturity Date. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.
Upon the occurrence and during the continuance of an Event of Default, as the Interest Periods for Portions of the Loan accruing interest at a LIBOR option rate expire, at CoBank’s option, such Portions of the Loan shall be converted to the Base Rate option and the LIBOR option rate will not be available to Borrower until all Events of Default are no longer continuing.
(4) Rate Combinations. Notwithstanding the foregoing, at any one time there may be no more than five Portions of the Loan in the aggregate accruing interest pursuant to any fixed rate option (Sections 4(A)(2) and 4(A)(3)).
(5) Selection and Changes of Rates. Borrower shall select the rate option or options applicable to the Loan at the time it requests the Loan. Thereafter, with respect to

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Portions of the Loan accruing interest at the Base Rate, Borrower may, on any Business Day, subject to Subsections 4(A)(2) and 4(A)(3) above, elect to have one of the fixed rate options apply to such Portion. In addition, with respect to any Portion of the Loan accruing interest pursuant to a fixed rate option, Borrower may, subject to Subsections 4(A)(2) and 4(A)(3) above, on the last day of the Interest Period for such Portion, elect to fix the interest rate accruing on such Portion for another Interest Period pursuant to one of the fixed rate options. From time to time Borrower may elect, on a Business Day prior to the expiration of the Interest Period for any Portion of the Loan accruing interest pursuant to a fixed rate option to convert all, but not part, of such Portion of the Loan so that it accrues interest at the Base Rate or a combination of the Base Rate and a fixed rate option, for a new Interest Period or Interest Periods selected in accordance with Subsections 4(A)(2) or 4(A)(3) above. Except for the initial selection, all interest rate selections provided for herein shall be made by telephonic or written request of an authorized employee of Borrower (designated in writing by Borrower) by 12:00 noon, Eastern time, on the relevant day. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons designated in writing by Borrower to request the Loan or select interest rates hereunder so long as any funds advanced are wired to an account previously designated in writing by Borrower. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause Borrower to have to break any fixed rate balance in order to pay any installment of principal.
(6) Accrual of Interest. Interest shall accrue pursuant to the fixed rate options from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period. If Borrower elects to refix the interest rate on any Portion of the Loan accruing interest pursuant to one of the fixed rate options pursuant to Subsection 4(A)(5) above, the first day of the new Interest Period shall be the last day of the preceding Interest Period. In the absence of any such election, interest shall accrue on such Portion at the Base Rate from and including the last day of such Interest Period. If Borrower elects to convert from a fixed rate option to the Base Rate option pursuant to Subsection 4(A)(5) above, interest at the applicable fixed rate shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Base Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.
(B) Margins. Initially, and continuing through the day immediately preceding the first Adjustment Date (as defined below) on which Borrower demonstrates that a change in the LIBOR Margin is warranted and requests such change, the applicable LIBOR Margin shall be 0.625%. Commencing on such Adjustment Date, the applicable margin shall be determined based on the Total Leverage Ratio, determined in accordance with Subsection 8(J)(1) of the MLA, as of the last day of each fiscal quarter of Borrower, as set forth in the following table:

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Total Leverage Ratio	LIBOR Margin
Greater than or equal to 2.00:1.00	1.000%

Less than 2.00:1.00 and greater than or equal to 1.50:1.00	0.875%

Less than 1.50:1.00	0.625%
The applicable margin shall be (i) increased, if warranted, beginning on the date which is the 5th Business Day following CoBank’s receipt of the financial statements required pursuant to Subsections 8(I)(1) and 8(1)(2) of the MLA, and the compliance certificate required pursuant to Subsection 8(I)(9) of the MLA and (ii) decreased, if warranted, beginning on the date which is the 5th Business Day following CoBank’s receipt of such financial statements and compliance certificate and Borrower’s written request to decrease such margin (each such date described in (i) and (ii), an “Adjustment Date”). In the event that CoBank shall not receive when due such financial statements and compliance certificate, then from such due date and until the 5th Business Day following CoBank’s receipt of such overdue financial statements and compliance certificate (and in the event a decrease in the applicable margin is then warranted, receipt of Borrower’s written request to decrease such margin) or upon the occurrence of any Event of Default, the LIBOR Margin shall be 0.625%.
(C) Payment and Calculation. Borrower shall pay interest on the Loan monthly in arrears on the last day of each calendar quarter, upon any prepayment (whether due to acceleration or otherwise) and on the Maturity Date; provided, however, at the election of CoBank with respect to the Portions accruing interest under the LIBOR option, interest shall be payable at the maturity of an Interest Period, or, if such Interest Period exceeds three months, quarterly in arrears on each three month anniversary of the beginning date of such Interest Period and at the maturity of such Portion and upon any prepayment (whether due to acceleration or otherwise). Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days. In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.
SECTION 5. Loan Fees.
(A) Origination Fee. In consideration of the Commitment, Borrower shall pay to CoBank a non-refundable origination fee in the amount of $35,000, which shall be due upon the Closing Date.
(B) Commitment Fee. In consideration of the Commitment, Borrower shall pay to CoBank a commitment fee on the average daily unused portion of the Commitment as the same may be reduced from time to time hereunder at the Applicable Commitment Rate (as defined

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below) per annum (calculated on the basis of the actual number of days elapsed and a year consisting of 360 days), payable quarterly in arrears on the 20th day of each July, October, January and April; provided, however, that the last such payment shall be due and payable on the Maturity Date. Such fee shall be payable for each quarter (or portion thereof) occurring during the period commencing on the Closing Date and ending on, but not including, the Maturity Date. “Applicable Commitment Rate” initially, and continuing through the day immediately preceding the first Adjustment Date on which Borrower demonstrates that a change in the Applicable Commitment Rate is warranted and requests such change, the Applicable Commitment Rate shall be 0.150%. Commencing on such Adjustment Date, the Applicable Commitment Rate shall be determined based on the Total Debt Leverage Ratio, determined in accordance with Subsection 8(J)(1) of the MLA, as of the last day of each fiscal quarter of Borrower, as set forth in the following table:

Applicable
Total Debt Leverage Ratio	Commitment Rate
Greater than or equal to 2.00:1.00	0.250%

Less than 2,00:1.00 and greater than or equal to 1.50:1.00	0.200%

Less than 1.50:1.00	0.150%
The Applicable Commitment Rate shall be (i) increased, if warranted, beginning on the date which is the 5th Business Day following an Adjustment Date and (ii) decreased, if warranted, beginning on the date which is the 5th Business Day following an Adjustment Date and the after receipt of Borrower’s written request to decrease the Applicable Commitment Rate. In the event that CoBank shall not receive when due such financial statements and compliance certificate, then from such due date and until the 5th Business Day following CoBank’s receipt of such overdue financial statements and compliance certificate (and in the event a decrease in the Applicable Commitment Rate is then warranted, receipt of Borrower’s written request to decrease the Applicable Commitment Rate), the Applicable Commitment Rate shall be 0.150%.
SECTION 6. Repayment of the Loan.
(A) Repayment. On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable.
(B) Application of Repayments; Related Interest. All repayments made pursuant to this Section 6 will be applied to such Portions of the Loan as Borrower direct in writing and, in the absence of such direction, will first be applied to the Portion of the Loan accruing interest pursuant to the Base Rate option, then to such Portions of the Loan accruing interest at the LIBOR option and finally to such Portions of the Loan accruing interest at the Quoted Rate Option. At the time of each repayment pursuant to this Section 6, Borrower must pay all accrued

First Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T1
and unpaid interest on the amount repaid.
SECTION 7. Prepayment. Borrower may, (i) on any Business Day prepay in full or in part any Portion of the Loan accruing interest at the Base Rate, and (ii) on three Business Days prior written notice prepay in full or in part any Portion of the Loan accruing interest pursuant to the LIBOR rate option or the Quoted Rate option. Unless otherwise agreed, all mandatory repayments required pursuant to Subsections 4(A) and 4(B) of the MLA (whether or not any advances are then outstanding and available to be repaid) shall be applied to permanently reduce the Commitment (such that the Commitment may terminate prior to the Maturity Date) and first to Portions of the Loan accruing interest at the Base Rate and then to such Portions of the Loan accruing interest pursuant to fixed rate options as the parties shall agree (and if the parties shall fail to agree, to such Portions of the Loan as CoBank shall specify).
SECTION 8. Security. Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in Section 5 of the MLA.
SECTION 9. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the initial advance and each additional advance under the Loan is subject to the satisfaction of each of the following conditions precedent on or before the date of such advance:
(A) Capital Contribution to CoBank. That Borrower has acquired participation certificates in CoBank in an initial amount of $1,000.
(B) Closing of Term Loan. That all conditions precedent to the Second Supplement to Master Loan Agreement have been satisfied;
(C) Intentionally Omitted.
(D) No Material Adverse Change. That from December 31, 2004 to the date of such advance there shall not have occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of Borrower or any of its Subsidiaries, taken as a whole;
(E) Representations and Warranties. That the representations and warranties of each Borrower contained in the MLA, this First Supplement and any other Loan Document to which it is a party; be true and correct in all material respects on and as of the date of each advance, as though made on and as of such date;
(F) Advance Certificate. That CoBank receive a certificate, in the form of Exhibit A attached hereto, from the President or Treasurer of each Borrower as to, among other things, the continuing truth and accuracy of the representations and warranties of each Borrower under the Loan Documents to which it is a party and the satisfaction of each of the conditions applicable to the making of the advance;

First Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-Tl
(G) Opinions of Counsel. That CoBank receives, in form and content reasonably acceptable to CoBank, opinions of counsel (who shall be acceptable to CoBank) for Borrower; and
(H) Other Information. That CoBank receives such other information regarding the condition, financial or otherwise, and operations of Borrower as CoBank shall request and such other opinions, certificates or documents as CoBank shall reasonably request.
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First Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-TI
IN WITNESS WHEREOF, Borrower and CoBank have caused this First Supplement to be executed and delivered by their respective duly authorized officers as of the date first shown above.

[CORPORATE SEAL]	CT COMMUNICATIONS, INC.

	By:	/s/ Michael R. Coltrane
Michael R. Coltrane
President and Chief Executive Officer
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First Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T1
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COBANK, ACB

By:	/s/ Kurt Morris
Kurt Morris
Vice President

Loan No. RX0383-T2
SECOND SUPPLEMENT TO MASTER LOAN AGREEMENT
THIS SECOND SUPPLEMENT (this “Second Supplement”) to Master Loan Agreement dated as of April 18, 2006, is made by and between CoBANK, ACB (“CoBank”) and CT COMMUNICATIONS, INC. (“Borrower”) and supplements that certain Master Loan Agreement, dated as of even date herewith, by and between CoBank and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”). Capitalized terms used herein and not otherwise defined in this Second Supplement shall have the meanings ascribed to them in the MLA.
SECTION 1. The Term Loan. On the terms and conditions set forth in the MLA and this Second Supplement, CoBank agrees to make a loan to Borrower, by means of a single advance in an aggregate principal amount of $43,750,000 (the “Loan”). Loan amounts borrowed and later repaid may not be reborrowed.
SECTION 2. Purpose. The purpose of the Loan is to consolidate Borrower’s existing term loan (under that certain Credit Agreement dated as of May 4, 2001 by and among Borrower, CoBank as Administrative Agent and a Lender, and the other Lenders named therein (the “Existing Term Loan”)) to Borrower’s Master Loan Agreement No. 0383 with CoBank. Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 2.
SECTION 3. Availability. Subject to Sections 2 of the MLA and Section 6 of this Second Supplement, the Loan will be advanced in a single advance on the date on which all conditions precedent to the Loan are satisfied (the “Closing Date”).
SECTION 4. Interest; Payment; Prepayment.
(A) Fixed Rate Interest. Borrower agrees to pay interest on the unpaid principal balance of the Loan at a fixed annual interest rate of 7.32% per annum, calculated on the basis of a 360 day year for the actual number of days elapsed, together with any accrued but unpaid interest on the Existing Term Loan from January 1, 2006 through the date immediately preceding the Closing Date. Interest shall accrue on the unpaid principal balance of the Loan from and including the Closing Date to but excluding December 31, 2014 (the “Maturity Date”).
(B) Payment and Calculation. Commencing on June 30, 2006 and on each September 30, December 31, March 31 and June 30 thereafter through and including the Maturity Date, Borrower shall pay principal and interest on the Loan in equal quarterly payments of $1,250,000. On the Maturity Date, the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable.

Second Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T2
(C) Prepayment. Subject to Section 4(D) of the MLA and that certain Forward Fix Letter Agreement dated March 5, 2001, a copy of which is attached hereto as Exhibit A, Borrower may, on two Business Day’s prior written notice, prepay the Loan in full or in part.
SECTION 5. Security. Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in Section 5 of the MLA.
SECTION 6. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the Loan is subject to the satisfaction of each of the following conditions precedent on or before the date of the Loan:
(A) Closing of Revolver Loan. That all conditions precedent to the First Supplement to Master Loan Agreement have been satisfied;
(B) Existing Indebtedness. That CoBank shall have received evidence satisfactory to it that, simultaneously with the initial advance under the Loan, the Existing Term Loan will be deemed repaid in full under the terms of the related credit agreement; and
(C) No Material Adverse Change. That from December 31, 2004, to the date of such advance there shall not have occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of Borrower or any of their Subsidiaries, taken as a whole;
(D) Representations and Warranties. That the representations and warranties of each Borrower contained in the MLA, this Second Supplement and any other Loan Document to which it is a party be true and correct in all material respects on and as of the date of each advance, as though made on and as of such date;
(E) Closing Certificate. That CoBank receive a certificate, in the form of Exhibit B attached hereto, executed by the President or Treasurer of each Borrower, certifying as to, among other things, the continuing truth and accuracy of the representations and warranties of each Borrower under the Loan Documents to which it is a party and the satisfaction of each of the conditions applicable to the making of the Loan;
(F) Opinions of Counsel. That CoBank receives, in form and content reasonably acceptable to CoBank, opinions of counsel (who shall be acceptable to CoBank) for Borrower;
(G) Other Information. That CoBank receives such other information regarding the condition, financial or otherwise, and operations of Borrower as CoBank shall request and such other opinions, certificates or documents as CoBank shall reasonably request.
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Second Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T2
IN WITNESS WHEREOF, Borrower and CoBank have each caused this Second Supplement to be executed and delivered by their respective duly authorized officer as of the date first shown above.

[CORPORATE SEAL]	CT COMMUNICATIONS, INC.

By:	/s/ Michael R. Coltrane
Michael R. Coltrane
President and Chief Executive Officer

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Second Supplement to Master Loan Agreement/CT Communications, Inc.
Loan No. RX0383-T2
[Signatures Continued from Previous Page]

COBANK, ACB
By:	/s/ Kurt Morris
Kurt Morris
Vice President